EXHIBIT 12.3

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$210,424	$177,905	$136,952	$197,033	$236,531
Interest and other charges, before reduction for amounts capitalized	201,739	192,102	189,502	164,132	138,678
Provision for income taxes	138,426	137,887	84,938	131,285	138,856
Interest element of rentals charged to income (a)	65,616	59,497	51,170	49,761	49,375
Earnings as defined	$616,205	$567,391	$462,562	$542,211	$563,440

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest expense	$201,739	$191,727	$180,602	$159,632	$138,678
Subsidiary's preferred stock dividend requirements	--	375	8,900	4,500	--
Interest element of rentals charged to income (a)	65,616	59,497	51,170	49,761	49,375
Fixed charges as defined	$267,355	$251,599	$240,672	$213,893	$188,053

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.30	2.26	1.92	2.53	3.00

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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.3

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$210,424	$177,905	$136,952	$197,033	$236,531
Interest and other charges, before reduction for amounts capitalized	201,739	192,102	189,502	164,132	138,678
Provision for income taxes	138,426	137,887	84,938	131,285	138,856
Interest element of rentals charged to income (a)	65,616	59,497	51,170	49,761	49,375
Earnings as defined	$616,205	$567,391	$462,562	$542,211	$563,440

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest expense	$201,739	$191,727	$180,602	$159,632	$138,678
Preferred stock dividend requirements	20,843	25,213	24,590	12,026	7,008
Adjustments to preferred stock dividends to state on a pre-income tax basis	13,012	20,178	8,204	5,137	4,113
Interest element of rentals charged to income (a)	65,616	59,497	51,170	49,761	49,375
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$301,210	$296,615	$264,566	$226,556	$199,174
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	2.05	1.91	1.75	2.39	2.83

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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.